                                 EXHIBIT 11.1

      STATEMENT RE: COMPUTATION OF HISTORICAL EARNINGS PER COMMON SHARE
                      PROFFITT'S, INC. AND SUBSIDIARIES
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                           Year Ended
                                              -----------------------------------
                                               2/1/97       2/3/96        1/28/95
                                              -------       -------       -------
PRIMARY:
  Average shares outstanding                   24,741        22,780        22,699
  Net effect of dilutive stock
   options - based on the
   treasury stock method using
   average market price                           822           377           347
                                              -------       -------       -------

  Primary weighted average common
   shares                                      25,564        23,157        23,046
                                              =======       =======       =======
  Income before extraordinary
   loss                                       $37,399       $   641       $37,488
  Less preferred dividends                       (796)       (1,950)       (1,694)
  Less payment for early
   conversion of preferred stock               (3,032)
                                              -------       -------       -------
 Income (loss) available to
   common shareholders before
   extraordinary loss                          33,571        (1,309)       35,754
  Extraordinary loss                           (2,060)
                                              -------       -------       -------
  Net income (loss) available to
   common shareholders                       $ 33,571      $ (3,369)     $(35,754)
                                              =======       =======       =======
  Earnings (loss) per common share
   before extraordinary loss                 $   1.31      $  (0.06)         1.55

  Extraordinary Loss                                          (0.09)
                                              -------       -------       -------
  Primary earnings (loss) per share          $   1.31      $  (0.15)     $   1.55
                                              =======       =======       =======



On June 28, 1996, the Company converted 600 shares of Series A Preferred Stock ("preferred stock") into 1,422 shares of Proffitt's, Inc. common stock. In order to complete this early conversion of the preferred stock, the Company paid $3,032 to the holder of the preferred stock.

Primary earnings per share are based on earnings available to common shareholders (net income reduced by preferred stock dividends and payment for early conversion) and the weighted average number of common shares and equivalents (stock options) outstanding. Common stock issued on June 28, 1996 for the conversion of preferred stock has been included in the weighted average number of shares outstanding subsequent to that date.


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
                                                          Year Ended
                                                ----------------------------------
                                                2/1/97       2/3/96        1/28/95
                                                ------       ------        -------
FULLY DILUTED:
  Average shares outstanding                    24,741        22,780        22,699
  Net effect of dilutive stock
   options - based on the treasury
   stock method using year-end
   market price if higher than
   average price                                   876           386           347
  Assumed conversion of 4.75%
   subordinated debenture                        2,020         2,020
  Assumed conversion of preferred
   stock                                           567         1,235
                                              --------      --------      --------
  Fully diluted weighted average
   common shares                                28,204        23,166        26,301
  Income before interest
   adjustments and extraordinary
   loss                                       $ 37,399      $    641        37,448
  Less preferred dividends                                    (1,950)
  Add 4.75% convertible sub-
   ordinated debenture interest,
   net of federal income tax
   effect                                        2,500                       2,500
                                              --------      --------      --------
  Adjusted net income (loss)
   before extraordinary loss
   and cumulative affect of
   changes in accounting methods                39,899        (1,309)       39,948

  Extraordinary loss                                          (2,060)
                                              --------      --------      --------
  Adjusted net income (loss)                  $ 39,899      $ (3,369)     $ 39,948
                                              ========      ========      ========
  Fully diluted earnings (loss)
   per common share before
   extraordinary loss                         $   1.41      $  (0.06)     $   1.52
  Extraordinary loss                                           (0.09)
                                              --------      --------      --------
  Fully diluted earnings (loss)
   per share                                  $   1.41      $  (0.15)     $   1.52
                                              ========      ========      ========

As a result of the June 28, 1996 preferred stock conversion and as required by generally accepted accounting principles, fully diluted earnings per share have been presented for the periods shown based upon an "as if the 1,422 shares issued in the conversion were outstanding from the beginning of the period" basis.